UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2006

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10B Glenlake Parkway, Suite 300, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-407-3800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

On November 8, 2006, the Board of Directors of Newell Rubbermaid Inc. (the "the Company") approved a third amendment, which was entered into on November 14, 2006 (the "Third Amendment"), to the Rights Agreement dated August 6, 1998 with First Chicago Trust Company of New York, as filed on Form 8-K dated August 6, 1998 (the "Rights Agreement"), as amended by the First Amendment to Rights Agreement dated September 29, 2003, between the Company and The Bank of New York, as filed on Form 8-A/A dated October 27, 2003 and the Second Amendment to Rights Agreement dated August 22, 2006 between the Company and Computershare Investor Services, LLC filed on Form 8-A/A dated August 22, 2006, to accelerate the final expiration date of the rights issued thereunder (the "Rights") from the close of business on October 31, 2008 to the close of business on November 30, 2006. Pursuant to the Rights Agreement, each share of Company common stock, par value $1.00 per share, outstanding and subsequently issued has attached to it one Right, representing the right to purchase one share of common stock of the Company for $200 per share (subject to adjustment) under certain circumstances specified in the Rights Agreement. Each holder of a Right, other than Rights beneficially owned by the Acquiring Person (as defined in the Rights Agreement), which will be void, will have the right to receive upon exercise thereof, that number of shares of common stock having a market value of two times the exercise price of the Right if a person becomes the beneficial owner of 15% or more of the outstanding common stock of the Company. As a result of the Third Amendment, the Rights shall no longer be outstanding, and shall not be exercisable, after the close of business on November 30, 2006, unless earlier exercised, redeemed or exchanged in accordance with the Rights Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President, Corporate Controller and Chief Accounting Officer

On November 8, 2006, the Board of Directors of the Company appointed Ricky T. Dillon, age 35, to the position of Vice President, Corporate Controller and Chief Accounting Officer. In this capacity, Mr. Dillon will serve as the principal accounting officer of the Company. Mr. Dillon joined Newell Rubbermaid in November 2006, as Vice President, Finance. Prior to joining the Company, Mr. Dillon was employed at Briggs & Stratton Corporation where he served as Vice President, Controller, and Chief Accounting Officer since 2004 and Corporate Controller since 2002. Before that, Mr. Dillon held various financial positions of increasing responsibility at Arthur Andersen LLP and Kraft Foods, Inc.

Amendments to Supplemental Executive Retirement Plan and 2002 Deferred Compensation Plan

The Newell Rubbermaid Supplemental Executive Retirement Plan (the "SERP") covers executive officers and other key executives, including the "Named Officers" identified in the Company’s definitive proxy statement for the 2006 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 3, 2006 (the "2006 Proxy Statement"). The SERP and the related "SERP Cash Account Benefit" under the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan (the "Deferred Compensation Plan"), are described in the 2006 Proxy Statement under the caption "Executive Compensation – Pension and Retirement Plans," which description is incorporated herein by this reference.

On November 8, 2006, the Board of Directors of the Company approved amendments to the SERP which (i) provide that no employee may commence or recommence participation in the SERP on or after January 1, 2007, and (ii) effective as of January 1, 2007, revise the benefit formula under the SERP so that the amount of bonus compensation included in the calculation of a participant’s SERP benefit, which is based on salary and bonus compensation, is adjusted to equal the amount that would have been received by the participant based on the payout percentages in effect under the Company’s Management Cash Bonus Plan (the "Bonus Plan") prior to the revision of such percentages for 2006, rather than actual bonus payouts.

In addition, the Board of Directors on the same date approved amendments to the Deferred Compensation Plan which, effective as of January 1, 2007, adjust the benefit formula under the SERP Cash Account Benefit: (i) to provide for additional annual Company contributions equal to 10% of compensation for certain senior level executives who commence participation on or after January 1, 2007 and thus will not participate in the SERP (which additional contributions will not apply to any of the Named Officers), (ii) to adjust the amount of bonus compensation used in determining Company contributions, which are based on salary and bonus, to equal the amount that would have been received by such participant based on payout percentages used under the Bonus Plan prior to 2006, rather than actual bonus payouts, for each participant who commences participation prior to January 1, 2007, and (iii) to provide for additional Company contributions for participants whose Company matching and retirement savings contributions are reduced due to their deferring compensation under the Deferred Compensation Plan, since Company contributions under the Newell Rubbermaid 401(k) Savings Plan do not take into account compensation deferred under the Deferred Compensation Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

November 14, 2006	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Vice President, General Counsel and Corporate Secretary